                                                                EXHIBIT 23.4


                        INDEPENDENT AUDITORS' CONSENT


To the Board of Directors
  DaimlerChrysler Aktiengesellschaft

We consent to the use of our reports dated March 17, 1998, relating to the consolidated balance sheets of Daimler-Benz Aktiengesellschaft and subsidiaries ("Daimler-Benz") as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, and the related financial statement schedule, appearing in the Daimler-Benz Annual Report of Form 20-F, incorporated by reference herein.

Our auditors' reports referred to above contain a qualification as a result of a departure from United States generally accepted accounting principles for Daimler-Benz' accounting for certain joint ventures in accordance with the proportionate method of consolidation. In our opinion, United States generally accepted accounting principles require that such joint ventures be accounted for using the equity method of accounting. The United States Securities and Exchange Commission has stated that it would not object to Daimler-Benz' use of the proportionate method of consolidation as supplemented by the disclosures in Note 2 to the consolidated financial statements referred to above.

In addition, we consent to the reference to our firm under the heading "Experts" in the Proxy Statement/Prospectus.

                                       KPMG Deutsche Treuhand-Gesellschaft AG

Frankfurt am Main
October 15, 1998